Exhibit 99.1

DATARAM to Raise $659,250 in Registered Direct Offering

PRINCETON, N.J. March 20, 2014— Dataram Corporation (NASDAQ: DRAM) announced today that it has entered into a definitive agreement to sell $659,250 of its common stock to institutional investors in a registered direct offering.

Under the terms of the purchase agreement, Dataram will sell 219,750 shares of its common stock at $3.00 per share. Dataram will receive approximately $583,000 in net proceeds from the offering. The offering is expected to close on or about March 21, 2014, subject to customary closing conditions.

Tripoint Global Equities, LLC will act as the exclusive placement agent for the offering.

Net proceeds from the offering will be used to meet working capital needs and for general corporate purposes. John Freeman, CEO, stated "with these funds we can continue to expand our strategic relationship with Advanced Micro Devices ("AMD") and add more outlets for the sale of our AMD branded product lines".

The common stock described above is being offered pursuant to an effective registration statement, and may be made only by means of a prospectus and prospectus supplement. A copy of the prospectus supplement relating to the common stock can be obtained from Tripoint Global Equities, LLC, 130 West 42nd Street, 10th Floor, New York, NY 10036, or by calling 212-732-7184. An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov . This press release is neither an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings.

Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.